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                                                                      Exhibit 11

                     NORTHWESTERN STEEL AND WIRE COMPANY

                       Computation of Income Per Share


                                                                              Three Months Ended
                                                                                   October 31,
                                                                       --------------------------------
                                                                          1995                 1994
                                                                       -----------          -----------
Net income                                                             $ 4,682,000          $ 4,261,000
                                                                       ===========          ===========

Weighted average shares outstanding                                     24,814,222           24,702,567

Net additional shares outstanding assuming
 dilutive stock options exercised and proceeds used
 to purchase treasury stock at average market price                        401,071              382,398
                                                                       -----------          -----------

Shares outstanding for net income
  per share calculation                                                 25,215,293           25,084,965
                                                                       ===========          ===========


Net income per share                                                   $     0.19           $      0.17
                                                                       ===========          ===========
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